Exhibit 10.51

Summary of Jason Ingersoll Compensation Arrangement

The board of directors of Archrock, Inc. (the “Company”) appointed Jason Ingersoll as Vice President, Sales and Marketing effective November 3, 2015. Prior to this appointment, Mr. Ingersoll served as Vice President, Sales since October 2013.

On November 3, 2015, Mr. Ingersoll entered into an employment letter with the Company (the “Employment Letter”), a severance benefit agreement with the Company (the “Severance Benefit Agreement”) and change of control agreement with the Company (a “Change of Control Agreement”). The table below summarizes the compensation arrangement of Mr. Ingersoll as set forth in the Employment Letter, the Severance Benefit Agreement and Change of Control Agreement.

Base Salary	$300,000 per year
Target Short-Term Incentive	60% of Base Salary
Annual Equity Award Value	$300,000
Retention Payment	$224,000
Non-Change of Control Severance
Upon a Qualifying Termination of Employment (as defined in the Severance Agreement), subject to the timely execution and non-revocation of a release of claims by Mr. Ingersoll in favor of the Company and its affiliates, Mr. Ingersoll will be eligible to receive:
•    a lump-sum severance payment equal to (i) his Base Salary plus (ii) his Target Short-Term Incentive plus (iii) his Target Short-Term Incentive prorated through the date of termination plus (iv) any earned but unpaid Short-Term Incentive for the fiscal year ending prior to the date of termination;
•    full accelerated vesting of his then-outstanding unvested equity awards that would have otherwise vested during the one-year period following his termination; and
•    healthcare continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 for up to one year following his termination, to the extent permitted by applicable law.

Change of Control Severance
Upon a Qualifying Termination of Employment (as defined in the Change of Control Agreement), subject to the timely execution and non-revocation of a release of claims by Mr. Ingersoll in favor of the Company and its affiliates, Mr. Ingersoll will be eligible to receive:
•    a lump-sum severance payment equal to (i) two times his Base Salary plus (ii) two times his Target Short-Term Incentive plus (iii) his Target Short-Term Incentive prorated through the date of termination plus (iv) any earned but unpaid Short-Term Incentive for the fiscal year ending prior to the date of termination;
•    an amount equal to two times the total employer matching contributions that would have been credited to his account under the Company’s 401(k) plan and any deferred compensation plan had he made elective deferrals or contributions during the twelve (12) months preceding his termination;
•    any amounts previously deferred by him or earned but not previously paid under the Company’s incentive and nonqualified deferred compensation programs as of his termination date;
•    full accelerated vesting of his then-outstanding unvested equity awards; and
•    healthcare continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 for up to two years following his termination, to the extent permitted by applicable law.